Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of Plymouth Industrial REIT, Inc. of our report dated February 23, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Form 10-K for the year ended December 31, 2021.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA
April 26, 2022